UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

January 12, 2009

(January 6, 2009)

Ironclad Performance Wear Corporation
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

0-51365 (Commission File Number)		98-0434104 (IRS Employer Identification No.)
2201 Park Place, Suite 101 El Segundo, CA 90245 (Address of Principal Executive Offices and zip code)

(310) 643-7800
 (Registrant’s telephone number, including area code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 6, 2009, Ironclad Performance Wear Corporation (the “Company”) entered into that certain Exclusive License and Distributorship Agreement (the “Agreement”) with Orr Safety Corporation, a company organized and existing under the laws of the Commonwealth of  Kentucky (“Orr”).  Under the terms of the Agreement, the Company has granted Orr the exclusive right to sell and distribute the Company’s “KONG” safety gloves (intended for the oil & gas industry), together with any inventions, improvements on such products during the term of the Agreement (the “Products”), within any territory in the world where it is legal to do so (the “Territory”).  Orr has agreed that during the term of the Agreement, it shall not represent, sell or distribute for or on behalf of any third party, any products specifically designed and/or marketed for the petrochemical and offshore exploration markets that are substantially similar to, or competitive with the Products.

Further, Orr has granted the Company a non-exclusive, royalty-free license to use the “ORR SAFETY” trademark in connection with the manufacture of the Products, the sale of the Products to Orr, or materials relating to the Company’s description of its business, products and business opportunities, including the use in press releases and other public disclosures.  The Company has granted Orr an exclusive (within the Territory) royalty-free, license to use the trade names, trademarks, advertising symbols, copyrighted matters and any other tangible or intangible property rights relating to the Products and owned by Orr during the term of the Agreement solely in connection with the distribution and sale of the Products.  If the Company terminates the Agreement for any reason, other than as a result of a material breach of any term or condition of the Agreement by Orr or the Company files for bankruptcy, the Company shall assign to Orr all rights to the “KONG” trademark, including good will, and the Company shall cease and desist all use of the “KONG” trademark.

The initial term of the Agreement shall be for five years and shall automatically renew for three additional successive five year terms.   The prices for the Products are set for the first year of the term of the Agreement, but may be adjusted by the Company, in its sole and absolute discretion, during years two through five of the initial term by no more than 10%.   At the beginning of each renewal term, the Company may adjust the price of the Products, including annual price adjustments, but in no event to exceed the amount of any price adjustments made by the manufacturer of the Products, the raw material suppliers or carriers.

The Agreement may be terminated by either party upon the occurrence of any of the following events:  (i)  either party ceases operations of its business contemplated by the Agreement; (ii)  either party liquidates, becomes the debtor in bankruptcy or equivalent proceeding, whether voluntary or involuntary, or enters into any arrangement with its creditors for the payment of its debts; (iii) either party fails to procure or to hold in good standing any governmental license, permit or other authority necessary and required to manufacture, export, import, purchase and sell the Products as contemplated by the Agreement or any government enacts laws or regulations prohibiting the manufacture, export, import, purchase and sale of the Products; or (iv) either party is in material breach of any term or condition of the Agreement or otherwise fails to observe or becomes unable to perform any term of the Agreement.

The Company and Orr have each agreed to indemnify and hold the other party harmless against any losses incurred by such party arising from: (i)  any breach or violation of any of the representations, warranties, covenants or obligations contained in the Agreement; or (ii) any negligent act or omission, willful misconduct or other wrongdoing, including any third party claims or suits brought against such party in connection with the production, importing, storing, handling, labeling, marketing, distributing or sale of the Products, as applicable.  During the term of the Agreement, the Company and Orr are each required to maintain comprehensive general liability insurance, at its sole cost and expense, each for the protection of the other party as additional named insured.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONCLAD PEFORMANCE WEAR CORPORATION

Date: January 12, 2009	By:	/s/ Thomas Kreig
Thomas Kreig,
Interim Chief Financial Officer

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